Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 29, 2017	October 30, 2016

Assets

Current assets:
Cash and cash equivalents	$329,696	$314,074
Accounts receivable	86,025	92,636
Inventories	23,573	22,081
Other current assets	11,244	12,795

Total current assets	450,538	441,586

Property, plant and equipment, net	496,676	506,434
Intangible assets, net	20,094	19,854
Other assets	20,160	20,114

Total assets	$987,468	$987,988

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$5,465	$5,428
Accounts payable and accrued liabilities	69,872	75,889

Total current liabilities	75,337	81,317

Long-term borrowings	60,508	61,860
Other liabilities	20,215	19,337

Photronics, Inc. shareholders' equity	712,476	710,363
Noncontrolling interests	118,932	115,111
Total equity	831,408	825,474

Total liabilities and equity	$987,468	$987,988